EXHIBIT 99.1

Sunair Electronics Announces Completion of the Acquisition of
Sunair Common Stock by Mr. Michael Herman

FORT LAUDERDALE, Fla., Nov. 13 /PRNewswire-FirstCall/ — Sunair Electronics, Inc. (Amex: SNR — News) announced that the transaction between Michael Herman and The Robert Uricho, Jr. Trust, of which Shirley Uricho is the income beneficiary (the “Trust”), to purchase 1,994,000 shares of Sunair common stock was completed on November 6, 2003.

Under the terms of the agreement first announced on August 14, 2003, the Trust’s 53% ownership of Sunair was acquired by Michael Herman. Shirley Uricho has resigned as a director and has been replaced by Mr. Herman who will also serve as Chairman of the Board. Other board members will remain in office. Mr. Herman has agreed that two current directors will remain on the board during 2004 and one will continue during 2005. There is no plan to change current management although changes may be made in the future.

Mr. Herman has considerable experience in the telecom equipment industry through his former ownership of TeleMatrix, Inc., which was sold to Meditrust, now La Quinta Corporation in October, 1999. Mr. Herman has expressed his enthusiasm in working with Sunair’s directors and management.

James E. Laurent, President and Chief Executive Officer of Sunair stated, “As Chairman of the Board, Mr. Herman’s leadership and experience will bring to Sunair a new focus and fresh ideas to guide this company into a new era towards growth and diversification as both a defense and commercial systems provider.”

Information Regarding Forward-Looking Statements

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995, including statements regarding the changes in management or other changes in Sunair following the acquisition. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. The Company cannot guarantee future results, levels of activity, performance or achievements. Factors that could cause or contribute to such differences include, but are not limited to, the decision by Mr. Herman to change management or otherwise make changes at Sunair.